UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2007

SBA COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	000-30110	65-0716501
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5900 Broken Sound Parkway NW Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) The Compensation Committee of the Board of Directors of the Company approved payment of discretionary cash bonus payments for certain of its named executive officers, Messrs. Stoops, Bagwell, Hunt and Macaione for approximately $400,000, $173,000, $236,000 and $124,000, respectively. The annual cash bonus for 2006 for Mr. Silberstein, who heads our tower leasing efforts, is $148,500, which amount was determined pursuant to a previously approved formula that measures the net revenue added to our tower portfolio from new tenant leases and amendments to existing tenant leases. Additionally, on February 23, 2007, the Compensation Committee approved option grants to its named executive officers, Messrs. Stoops, Bagwell, Hunt, Macaione and Silberstein for 142,500, 55,000, 55,000, 46,500 and 41,000 shares, respectively, with a grant date of February 26, 2007 and an exercise price equal to $28.54, the closing price of our stock on February 26, 2007.

The employment agreements for each of Messrs. Stoops, Bagwell, Hunt and Macaione provide that the executive officer be eligible to earn a minimum target cash bonus for each year, which may be increased by the Compensation Committee in its discretion. However, pursuant to the Compensation Committee’s guidelines, none of these executive officers may receive more than 100% of their respective target bonus. On February 23, 2007, the Compensation Committee approved the minimum target cash bonus opportunities for 2007 for each of Messrs. Stoops, Bagwell, Hunt and Macaione as the percentage established in the employment agreements, specifically, 100%, 100%, 85% and 50% of base salary, respectively. Achievement of this target bonus opportunity is tied directly to the achievement of individual and company-wide financial and operational performance targets. At the February 23, 2007 meeting, the Compensation Committee also approved, for each such named executive officer, the financial and/or operational measures, the targets and stretch targets for each financial and/or operational measure and the relative weighting to be assigned to such financial and/or operational measure in determining the 2007 cash bonus. This determination was done individually based on each executive officer’s scope and responsibilities. For 2007, these financial and operational measures relate to new tower builds, tower acquisitions, Adjusted EBIDTA and site development segment operating profit. In addition, for 2007, a percentage of each such executive officer’s target bonus opportunity, ranging from 25% to 50%, will be based on the subjective evaluation of the Compensation Committee of the executive officer’s performance. The Compensation Committee also authorized that the bonus opportunity for Mr. Silberstein will again be primarily determined pursuant to a formula that measures the net revenue added to our tower portfolio from new tenant leases and amendments to existing tenant leases.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

Date:	March 19, 2007	By:	/s/ Anthony J. Macaione
		Name:	Anthony J. Macaione
		Title:	Chief Financial Officer